Exhibit 99.1

PRESS RELEASE

	CONTACT:	Al Petrie	Janet Yang
FOR IMMEDIATE RELEASE		Investor Relations Coordinator	EVP & CFO
		apetrie@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T Offshore Announces Third Quarter 2019 Results

HOUSTON, October 30, 2019 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the third quarter of 2019.

Key highlights included:

●

Closed the $167.6 million Mobile Bay acquisition with ExxonMobil Corporation to acquire interests in and Operatorship of oil and gas producing properties in the eastern region of the Gulf of Mexico (“GOM”), including 74 million Boe (“MMBoe”) of net proved reserves, (as of the effective date of January 1, 2019) which nearly doubled W&T’s proved reserves;

●

Reported net income of $75.9 million or $0.53 per share in the third quarter of 2019, which includes a non-cash tax benefit of $55.5 million ($0.39 per share) primarily due to the reduction of a valuation allowance previously recorded against net deferred tax assets.  Adjusted Net Income was $18.5 million or $0.13 per share;

●

Produced 41,149 net barrels of oil equivalent per day (“Boe/d”), or 3.8 MMBoe (53% liquids), in the third quarter of 2019, above the midpoint of the Company’s guidance range, and a 17% increase compared with production in the second quarter  of 2019;

●

Brought online the Company’s first exploration well in 2019 at Gladden Deep in the deepwater GOM at Mississippi Canyon block 800 at an initial rate of approximately 4,600 gross Boe per day, with 89% oil;

●

Generated Adjusted EBITDA of $72.0 million for the third quarter of 2019 and invested $30.3 million in capital expenditures (excluding acquisitions), continuing an active drilling program in the GOM with four rigs running;

●	Awarded two shallow water blocks in the GOM Lease Sale 253 held on August 21, 2019 adding approximately 10,300 gross and net acres.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “We performed well in the third quarter by closing the accretive Mobile Bay acquisition, increasing production and delivering strong Adjusted EBITDA, while continuing to execute on our strategy. We will continue to look at acquiring high quality, long-life reserves that are highly accretive, similar to the Mobile Bay acquisition, that meets all of our criteria to drive shareholder value.  Our drilling program resulted in several strong new wells coming online, including our first exploration success of 2019 at Gladden Deep, which is currently producing over 4,600 gross Boe per day with 89% of that production being oil.”

We are very optimistic about the future of W&T. We continue to generate significant free cash flow which allows us to add accretive acquisitions in a buyer’s market. We have a premier portfolio of both shallow water and deepwater properties that generate solid and consistent results with significant upside potential.  We have built strong momentum heading into 2020 and remain focused on executing our long-term strategy and continuing to deliver near-term results by operating efficiently, and always looking to maximize long-term shareholder value,” concluded Mr. Krohn.

For the third quarter of 2019, W&T reported net income of $75.9 million, or $0.53 per share.  The Company recorded a non-cash tax benefit of $55.5 million ($0.39 per share) in the third quarter of 2019 primarily due to the reduction of a valuation allowance previously recorded against net deferred tax assets. The Company’s Adjusted Net Income was $18.5 million, or $0.13 per share.

In the third quarter of 2018, net income was $46.3 million, or $0.32 per share, and Adjusted Net Income was $44.1 million, or $0.30 per share. In the second quarter of 2019, net income was $36.4 million, or $0.25 per share, and Adjusted Net Income was $36.5 million, or $0.25 per share.

The Company generated $72.0 million of Adjusted EBITDA for the third quarter 2019, compared to $92.2 million in the third quarter of 2018, and $75.0 million in the second quarter of 2019. Adjusted EBITDA Margin in the third quarter of 2019 was 54%, compared to 60% in the third quarter of 2018 and 56% in the second quarter of 2019.  Net cash provided by operating activities for the three months ended September 30, 2019 was $80.3 million, compared with $179.7 million in the third quarter of 2018 and $21.5 million in the second quarter of 2019.  Cash provided by operating activities in the third quarter of 2019 benefited from $16.9 million received in federal income tax refunds. An additional $34.9 million in refunds due was received in early October 2019 plus accrued interest of $4.5 million. There is a remaining balance of refund claims due of approximately $2.0 million.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the third quarter of 2019 was 41,149 Boe/d or 3.8 MMBoe, an increase of 13% compared to 36,508 Boe/d in the third quarter of 2018, and up 17% compared to 35,045 Boe/d in the second quarter of 2019. Third quarter 2019 production was above the midpoint of the Company’s guidance that included one month of production for its Mobile Bay acquisition. Third quarter 2019 production was comprised of 1.7 million barrels (“MMBbls”) of oil, 0.3 MMBbls of natural gas liquids (“NGLs”) and 10.6 billion cubic feet (“Bcf”) of natural gas. Total liquids production comprised 53% of production in the third quarter of 2019. Production for the first three quarters of 2019 was within production guidance despite non-operated and third party downtime issues, impact due to weather, as well as facility downtime.

For the third quarter of 2019, W&T’s realized crude oil sales price was $59.24 per barrel. The Company’s realized NGLs sales price was $15.45 per barrel, and its realized natural gas sales price was $2.23 per Mcf.  The Company’s combined average realized sales price for the third quarter of 2019 was $34.56 per Boe, compared with $45.32 per Boe in the third quarter of 2018, and $41.83 per Boe in the second quarter of 2019.

Revenues in the third quarter of 2019 were $132.2 million compared to $153.5 million in the third quarter of 2018, and $134.7 million in the second quarter of 2019. The revenue decline was driven by a decrease in realized commodity sales price per Boe and product mix, that was partially offset by higher sales volumes.

The Company has incorporated the production for a full quarter related to the Mobile Bay acquisition in its fourth quarter 2019 production guidance estimates.  W&T’s fourth quarter 2019 production guidance is expected to be between 49,300 and 54,500 Boe/d.   The Company has narrowed its full year 2019 guidance range to 39,800 to 41,100 Boe/d.

Lease Operating Expenses (“LOE”): LOE, which include base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, were $47.2 million in the third quarter of 2019. On a component basis, base lease operating expenses and insurance premiums were $38.4 million, workovers were $3.8 million and facilities maintenance expenses were $5.0 million. The increase in LOE in the third quarter of 2019 compared with $37.4 million in the third quarter of 2018 was due primarily to an increase in base LOE related to the Mobile Bay acquisition. Third quarter 2019 LOE also increased from $40.3 million in the second quarter of 2019 but was below the Company’s guidance primarily due to lower workover costs and non-operated faciltilies maintenance expense resulting from delays in the timing of planned projects. W&T lowered its full year 2019 LOE guidance range, as shown in the table below.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $6.5 million, or $1.73 per Boe in the third quarter of 2019, compared to $6.2 million, or $1.85 per Boe in the third quarter of 2018, and $7.4 million, or $2.32 per Boe in the second quarter of 2019.

Year over year, these costs increased slightly due to the Mobile Bay acquisition. Gathering transportation costs and production taxes decreased quarter over quarter due to the reclassification of certain transportation expenses from operating expenses to a net reduction to revenues. W&T adjusted its full year guidance range lower, as shown in the table below, for similar reasons.

Depreciation, Depletion, Amortization and Accretion (“DD&A”): DD&A, including accretion for asset retirement obligations, was $10.26 per Boe of production in the third quarter of 2019 compared to $11.01 per Boe in the third quarter of 2018 and $11.94 per Boe in the second quarter of 2019. The DD&A rate per Boe in the third quarter of 2019 declined from both prior periods due to the addition of the Mobile Bay acquired assets and associated reserves.

General and Administrative Expenses (“G&A”): G&A was $10.1 million for the third quarter of 2019, down about 37% compared with $16.0 million in the third quarter of 2018 and down 24% compared to $13.3 million in the second quarter of 2019. The decrease was primarily due to increased charges (credits) to counterparties related to joint interest arrangements and lower compensation expenses. W&T lowered its full year 2019 G&A guidance range, as shown in the table below.

Derivative (Gain) Loss: In the third quarter of 2019, W&T recorded a net gain of $5.8 million on its outstanding commodity derivative contracts, of which $5.7 million was unrealized commodity derivative gain. In the third quarter of 2018, W&T recorded a net gain of $0.3 million on its outstanding crude oil commodity derivative contracts, of which $2.2 million was unrealized, while in the second quarter of 2019 the net gain was $1.8 million, of which $3.8 million was unrealized commodity derivative gain.   In the first nine months of 2019, W&T did not enter into additional derivative contracts for crude oil and natural gas. A summary of the Company’s current outstanding derivative positions is included in the tables below.

Interest Expense: Net interest expense in the third quarter of 2019 was $14.4 million compared with $10.7 million in the third quarter of 2018 and $12.2 million in the second quarter of 2019. Third quarter expense includes increased interest expense incurred following the draw down of a portion of the credit facility to fund the Mobile Bay acquisition in late August. Second quarter 2019 net interest expense included the benefit of $4.0 million of interest income recorded during the quarter related to the tax refund. Prior to the refinancing transaction in October 2018, a portion of interest expense was capitalized which lowered interest expense in the income statement from January 1 through October 18, 2018 as a result of accounting requirements related to the Company’s prior debt structure. After the refinancing transaction, all interest expense incurred has been reported as expense in the income statement.

Income Tax: The Company recorded a non-cash tax benefit of $55.5 million in the third quarter of 2019 primarily due to the reduction of a portion of the valuation allowance previously recorded against net deferred tax assets.

Throughout 2019, the Company has been in a cumulative three-year pre-tax income position and continued to assess the realizeability of its deferred tax assets. During the third quarter of 2019, the Company concluded that it was more likely than not that a portion of its net deferred tax assets would be realized and released $55.8 million of the valuation allowance which is reflected as an income tax benefit in the quarter ended September 30, 2019. Consequently, the effective tax rate for W&T is not meaningful. W&T continues to forecast no cash income tax expense for the near term.

During the third quarter of 2019, the Company received a cash refund of income taxes totaling $16.9 million; at September 30, 2019, W&T had a current income tax receivable of $36.9 million, which primarily relates to the remainder of net operating loss carryback claims for the years 2012, 2013 and 2014 that were carried back to prior years. The Company received $34.9 million in refunds due in early October 2019. There is a remaining balance of refund claims due of approximately $2.0 million.

Balance Sheet, Cash Flow and Liquidity: Total liquidity on September 30, 2019 was $179.5 million, consisting of cash and cash equivalents of $41.7 million and $137.8 million of availability under W&T’s $250 million revolving bank credit facility. At September 30, 2019, the Company had $105.0 million in borrowings on its revolving credit facility and $7.2 million of letters of credit outstanding. Total long-term debt was $718.9 million, net of unamortized debt issuance costs.

Capital Expenditures: Total capital expenditures for oil and gas properties were $188.1 million for the third quarter of 2019 which included $157.7 million associated with the acquisition of properties in Mobile Bay. In the second quarter of 2019, the Company recorded a $10 million deposit on the acquisition. W&T now expects full year 2019 capital expenitures excluding acquisitions to be $130 to $150 million.

Mobile Bay Acquisition: On August 30, 2019, W&T closed the previously-announced acquisition of working interests in nine shallow water producing fields and related operatorship in the Mobile Bay area in the eastern region of the GOM, offshore Alabama from ExxonMobil along with associated onshore and offshore facilities and pipelines. The acquisition has expanded W&T’s presence to become the largest operator in the area. The purchase also included ExxonMobil’s onshore treating facility which, along with the Company’s existing treating facility, will allow for flexibility in processing the produced gas and allow for future consolidation of operations. After taking into account customary closing adjustments and an effective date of January 1, 2019, cash consideration paid by W&T was $167.6 million which includes a previously-funded $10 million deposit. The acquisition was funded by cash on hand and borrowings on its previously-undrawn revolving bank credit facility; W&T also assumed asset retirement obligations associated with these assets. Total net proved reserves acquired were 74 MMBoe, of which 22% are liquids. Approximately 99% of the reserves are classified as proved developed producing. These reserves were determined by the third-party independent reserve engineering firm, Netherland, Sewell and Associates, Inc., as of the effective date of the acquisition, based on the October 15, 2018 NYMEX Henry Hub gas and NYMEX WTI oil prices.

OPERATIONS UPDATE

W&T is currently operating or participating in several active drilling programs in the GOM, as described below.  During the third quarter of 2019, W&T had four rigs running, which represented approximately 18% of the active rigs in the GOM.

Ship Shoal 349/359 “Mahogany” (operated, shallow water, 100% working interest): The SS 359 A-6ST well, a P-sand completion, was successfully drilled and will be brought online in the fourth quarter of 2019.

Ewing Bank 910 Field Area (non-operated, deepwater, in JV Drilling Program): The ST 320 A-2 well was completed and brought online in December 2018 and in late June was producing at a rate of approximately 7,100 Boe per day. The ST 311 A-3 well was successfully drilled in the first quarter of 2019 and discovered two high quality sands. The operator completed the well in the third quarter of 2019. The well is currently producing approximately 5,500 Boe per day. The Company has a 10.8% interest in the ST 320 A-3 well until certain performance thresholds are met.

Ship Shoal 28 (operated, shallow water, in JV Drilling Program) : The SS 28 #41 well was successfully drilled and is expected to be brought online in the fourth quarter of 2019.

East Cameron 321 (operated, deepwater, in JV Drilling Program) : The B-8 S/T well was successfully drilled and logged better-than-expected net vertical pay of 84 feet. The well is expected to be online late in the fourth quarter of 2019.

Mississippi Canyon 800 Gladden Deep Prospect (operated, deepwater, in JV Drilling Program): On June 5, 2019 W&T announced an oil discovery at its first exploration well in 2019 at Gladden Deep. The well was completed and placed on production ahead of schedule in the third quarter and is currently producing approximately 4,600 gross Boe per day, with 89% oil. W&T is the operater of the well, which is one of the wells planned for the drilling program under the Monza JV. The Company owns a 17.25% interest in the discovery. Gladden Deep is located in approximately 3,000 feet of water and was drilled to a total measured depth of 18,324 feet and encountered 201 feet of net oil pay.

GOM Lease Sale 253: The Company has been awarded leases for two shallow water blocks, Ship Shoal 332 and 367, from the GOM Region-wide Lease Sale 253 held on August 21, 2019. These two blocks cover approximately 10,300 acres and the Company paid $0.3 million for the awarded leases, which reflects a 100% working interest in the acreage and a royalty rate of 12.5%. The leases will be effective November 1, 2019 with a five-year lease term and are in close proximity to current W&T acreage.

Fourth Quarter 2019 Production and Expense Guidance

The guidance for the fourth quarter and full year 2019 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

Production	Fourth Quarter 2019	Full Year 2019

Oil (MMBbls)	1.6 - 1.8	6.5 - 6.7

NGL's (MMBbls)	0.60 - 0.67	1.46 - 1.52

Natural Gas (Bcf)	13.8 - 15.2	39.1 - 40.6

Total (MMBoe)	4.5 - 5.0	14.5 - 15.0

Total (Boe/d)	49,300 – 54,500	39,800 - 41,100

Operating Expenses ($ in millions)	Fourth Quarter 2019	Full Year 2019

Lease operating expenses	$57 - $62	$187 - $193

Gathering, transportation & production taxes	$9 - $10	$30 - $31

General and administrative	$15 - $16	$52 - $54

Cash income taxes(1)		0%

 (1) This excludes the second and third quarter 2019 non-cash tax benefits

Conference Call Information:

W&T will hold a conference call to discuss its financial and operational results on Thursday, October 31, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (877) 270-2148.  International parties may dial (412) 902-6510.  Participants should request to connect to the “W&T Offshore, Inc .Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 53 producing fields in federal and state waters and has under lease approximately 826,000 gross acres, including approximately 605,000 gross acres on the Gulf of Mexico Shelf and approximately 221,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports. We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Revenues:
Oil	102,786	109,195	119,482	298,684	333,406
NGLs	4,373	4,640	10,087	15,461	28,481
Natural gas	23,686	19,567	22,641	65,091	71,485
Other	1,376	1,299	1,249	3,766	3,912
Total revenues	$132,221	$134,701	$153,459	$383,002	$437,284

Operating costs and expenses:
Lease operating expenses	47,185	40,341	37,430	130,982	109,855
Gathering, transportation costs and production taxes	6,543	7,385	6,211	20,767	17,090
Depreciation, depletion, amortization and accretion	38,841	38,073	36,969	110,680	114,807
General and administrative expenses	10,106	13,328	15,990	37,543	45,248
Derivative (gain) loss	(5,853)	(1,805)	(288)	41,228	5,931
Total costs and expenses	96,822	97,322	96,312	341,200	292,931
Operating income (loss)	35,399	37,379	57,147	41,802	144,353

Interest expense, net	14,445	12,207	10,727	42,934	33,475
Other expense, net	555	478	18	1,364	532
Income (loss) before income tax (benefit) expense	20,399	24,694	46,402	(2,496)	110,346
Income tax (benefit) expense	(55,500)	(11,695)	142	(67,023)	363
Net income (loss)	$75,899	$36,389	$46,260	$64,527	$109,983

Basic and diluted earnings (loss) per common share	$0.53	$0.25	$0.32	$0.45	$0.76

Weighted average common shares outstanding	140,567	140,567	138,972	140,520	138,917

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net sales volumes:
Oil (MBbls)	1,735	1,683	1,717	4,896	5,012
NGL (MBbls)	283	264	318	856	985
Oil and NGLs (MBbls)	2,018	1,947	2,036	5,752	5,998
Natural gas (MMcf)	10,606	7,450	7,939	25,344	24,648
Total oil and natural gas (MBoe) (1)	3,786	3,189	3,359	9,976	10,106

Average daily equivalent sales (Boe/d)	41.1	35.0	36.5	36.5	37.0

Average realized sales prices:
Oil ($/Bbl)	$59.24	$64.86	$69.57	$61.00	$66.52
NGLs ($/Bbl)	15.45	17.59	31.70	18.07	28.91
Oil and NGLs ($/Bbl)	53.10	58.46	63.65	54.61	60.34
Natural gas ($/Mcf)	2.23	2.63	2.85	2.57	2.90
Barrel of oil equivalent ($/Boe)	34.56	41.83	45.32	38.01	42.88

Average per Boe ($/Boe):
Lease operating expenses	$12.46	$12.65	$11.14	$13.13	$10.87
Gathering and transportation costs and production taxes	1.73	2.32	1.85	2.08	1.69
Depreciation, depletion, amortization and accretion	10.26	11.94	11.01	11.09	11.36
General and administrative expenses	2.67	4.18	4.76	3.76	4.48

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

 (Unaudited)

	September 30,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	41,741	33,293
Receivables:
Oil and natural gas sales	51,626	47,804
Joint interest and other, net	30,484	14,634
Income taxes	36,910	54,076
Total receivables	119,020	116,514
Prepaid expenses and other assets	40,221	76,406
Total current assets	200,982	226,213

Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $0 at
December 31, 2016 and $18,595 at December 31, 2015 were excluded from
December 31, 2016 and $18,595 at December 31, 2015 were excluded from amortization)	7,932,504	7,902,494
Furniture, fixtures and other	20,898	20,802
Oil and natural gas properties and other	8,492,220	8,190,099
Less accumulated depreciation, depletion and amortization	7,771,269	7,674,678
Net oil and natural gas properties and other	720,951	515,421
Restricted deposits for asset retirement obligations	16,694	15,685
Deferred income taxes	55,579	-
Other assets	32,864	91,547
Total assets	$1,027,070	$848,866

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$105,922	$82,067
Undistributed oil and natural gas proceeds	25,550	28,995
Advances from joint interest partners	36,473	20,627
Asset retirement obligations	23,095	24,994
Accrued liabilities	37,254	29,611
Total current liabilities	228,294	186,294

Long-term debt	718,949	633,535
Asset retirement obligations, less current portion	321,400	285,143
Other liabilities	16,267	68,690
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 143,560 issued and 140,690 outstanding on September 30, 2019 and 143,513 issued and 140,644 outstanding on 12/31/2018	1	1
Additional paid-in capital	548,134	545,705
Retained deficit	(781,808)	(846,335)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(257,840)	(324,796)
Total liabilities and shareholders’ deficit	$1,027,070	$848,866

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Operating activities:
Net income	$75,899	$36,389	$46,260	$64,527	$109,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	38,841	38,073	36,969	110,680	114,807
Amortization of debt items and other items	1,429	1,333	670	3,914	1,796
Share-based compensation	1,248	1,259	1,374	2,429	3,808
Derivative (gain) loss	(5,853)	(1,805)	(288)	41,228	5,931
Derivatives cash receipts (payments), net	4,791	844	(1,942)	17,583	(3,091)
Income taxes	(44,241)	(11,695)	142	(55,764)	363
Changes in operating assets and liabilities:
Oil and natural gas receivables	(9,814)	(504)	2,591	(3,822)	(4,039)
Joint interest receivables	8,312	(21,176)	3,010	(15,850)	3,261
Prepaid expenses and other assets	(6,077)	(3,865)	5,856	(14,211)	(8,467)
Income tax receivables	17,205	(40)	(1)	17,165	(139)
Asset retirement obligation settlements	(5,099)	(2,387)	(10,640)	(7,740)	(22,764)
Cash advances from JV partners	(2,680)	(26,117)	30,819	15,847	27,014
Accounts payable, accrued liabilities and other	6,319	11,162	64,840	10,610	66,389
Net cash provided by operating activities	80,280	21,471	179,660	186,596	294,852

Investing activities:
Investment in oil and natural gas properties and equipment	(30,333)	(31,568)	(18,289)	(93,482)	(79,422)
Deposit/acquisition of property interest	(157,718)	(10,000)	(165)	(167,718)	(16,782)
Proceeds from sale of assets	-	-	50,474	-	50,474
Purchases of furniture, fixtures and other	(20)	-	-	(20)	-
Net cash (used in) provided by investing activities	(188,071)	(41,568)	32,020	(261,220)	(45,730)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	150,000	-	-	150,000	-
Repayments of long-term debt - revolving bank credit facility	(66,000)	-	-	(66,000)	-
Payment of interest on 1.5 Lien Term Loan	-	-	(2,057)	-	(6,171)
Payment of interest on 2nd Lien PIK Toggle Notes	-	-	-	-	(2,920)
Debt issuance costs and other	(177)	(310)	-	(928)	(26)
Net cash provided by (used in) financing activities	83,823	(310)	(2,057)	83,072	(9,117)
(Decrease) increase in cash and cash equivalents	(23,968)	(20,407)	209,623	8,448	240,005
Cash and cash equivalents, beginning of period	65,709	86,116	129,440	33,293	99,058
Cash and cash equivalents, end of period	$41,741	$65,709	$339,063	$41,741	$339,063

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative
As of October 29, 2019

Crude Oil
Quarter	Instrument	Volume	Average
		Bbl/d	Floor	Ceiling
4Q19	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

1Q20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

Apr-May'20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income” and “Adjusted EBITDA.” Management uses these non-GAAP financial measures in its analysis of performance. In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

The Company defines “Adjusted Net Income” as net income excluding any impacts related to unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, deferred tax benefit, and penalties, litigaton and related interest. W&T believes the presentation of Adjusted Net Income is useful to its investors as it provides a metric of profit or loss excluding the impact of items that, either due to timing or amount, cannot be reasonably estimated and affect the comparability of profit or loss from current period to prior period.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$75,899	$36,389	$46,260	$64,527	$109,983
Unrealized commodity derivative (gain) loss	(5,670)	(3,839)	(2,230)	40,951	2,840
Amortization of derivative premium	3,931	3,888	-	11,664	-
Bad debt reserve	55	18	111	193	654
Deferred tax benefit .	(55,764)	-	-	(55,764)	-
Penalties, litigation and related interest	-	-	-	-	579
Adjusted Net Income	$18,451	$36,456	$44,141	$61,571	$114,056

Basic and diluted adjusted earnings per common share	$0.13	$0.25	$0.30	$0.43	$0.79

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

The Company defines Adjusted EBITDA as net income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, and  civil penalties and other litigation.  W&T believes the presentation of Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures.  The Company believes this presentation is relevant and useful because it helps  investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies.  In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA Margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of net income to Adjusted EBITDA along with Adjusted EBITDA Margin.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
	(In thousands)
	(Unaudited)
Net income	$75,899	$36,389	$46,260	$64,527	$109,983
Income tax (benefit) expense	(55,500)	(11,695)	142	(67,023)	363
Net interest expense	14,445	12,207	10,949	42,934	34,211
Depreciation, depletion, amortization and accretion	38,841	38,073	36,969	110,680	114,807
Unrealized commodity derivative (gain) loss	(5,670)	(3,839)	(2,230)	40,951	2,840
Amortization of derivative premium	3,931	3,888	-	11,664	-
Bad debt reserve	55	18	111	193	654
Civil penalties and other litigation	-	-	-	-	(194)
Adjusted EBITDA	$72,001	$75,041	$92,201	$203,926	$262,664
Adjusted EBITDA Margin	54%	56%	60%	53%	60%